EXHIBIT 21

                Subsidiaries of EnergyNorth, Inc.


EnergyNorth, Inc., incorporated in the state of New Hampshire, has 100% ownership of the common stock of the following:


Broken Bridge Corporation, 1260 Elm Street, Manchester, New Hampshire.

EnergyNorth Natural Gas, Inc., 1260 Elm Street, Manchester, New Hampshire.

EnergyNorth Propane, Inc., 75 Regional Drive, Concord, New Hampshire.

EnergyNorth Realty, Inc., 1260 Elm Street, Manchester, New Hampshire.

ENI Resources, Inc., 1260 Elm Street, Manchester, New Hampshire.



_______________
All of the above companies are incorporated in the state of New Hampshire.